Exhibit 99.1

Chemed Corporation Announces the Retirement of Timothy S. O’Toole

CINCINNATI--(BUSINESS WIRE)--June 8, 2016--After more than a decade of leading VITAS Healthcare Corporation to become the single largest hospice provider in America, Chief Executive Officer Timothy S. O’Toole has decided to retire. He will, however, stay on to help the company in a consulting capacity.

Known for his innovative and aggressive leadership, Tim led the company to unprecedented economic growth while maintaining the highest quality level of end-of-life care for our patients and their families.

VITAS is owned by Cincinnati-based CHEMED Corporation. Tim, a CHEMED Executive Vice President, served on the VITAS Board of Directors since 1991. He took the helm of the company after its purchase in 2004.

“I can’t think of a better person to have been in charge of VITAS during the last 12 years,” said CHEMED Chief Executive Officer Kevin J. McNamara. “He is certainly leaving the company in good hands and well-positioned for continued growth.”

Under Tim’s leadership, VITAS significantly increased the number of patients it serves and expanded the company’s geographic reach. Under his direction, VITAS launched the company’s first consumer-directed advertising campaigns designed to increase awareness of hospice, particularly in traditionally underserved communities; and developed specialized programs for veterans. He also developed strategic partnerships with national health insurance companies and a wide variety of healthcare leaders, all in an effort to increase opportunities to deliver end-of-life care to more patients and families nationwide.

Tim joined CHEMED in 1978 and held a number of positions in his 38 years with the company, including Treasurer. He also has a law degree from Salmon P. Chase Law School of Northern Kentucky University.

VITAS Chief Operating Officer Nick Westfall, who has been in charge of all VITAS field operations for the last several years, has been named the new CEO.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

CONTACT:
Chemed Corporation
Sherri L. Warner, 513-762-6683